BBSI Reports Preliminary Q4 2013 Results

- Company Sets Q4 and Full Year 2013 Earnings Call for Wednesday, February 5, 2014 at 12:00 p.m. ET -

VANCOUVER, Washington, January 21, 2014 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported preliminary results for the fourth quarter ended December 31, 2013.

For the fourth quarter of 2013, the Company expects to report net revenues of approximately $144.5 million, an increase of 27% compared to $113.7 million in the fourth quarter of 2012. BBSI also expects to report non-GAAP gross revenues for the fourth quarter of approximately $779.3 million, an increase of 31% compared to $596.7 million in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below).

The Company expects to record an increase to its self-insured workers’ compensation reserve of approximately $5.1 million, or $3.1 million after tax, equating to approximately $0.42 per diluted share in the fourth quarter of 2013. The increase represents approximately 5% of the Company’s total workers’ compensation reserves and is a result of increased estimated reserves for prior year injury claims, primarily in the state of California.

Taking into account the effect of the increase in workers’ compensation expense, the Company expects diluted earnings per share in the fourth quarter of 2013 to range between $0.71 to $0.73. Excluding the increase, BBSI expects diluted earnings per share to range between $1.13 and $1.15, compared to $0.80 per diluted share in the fourth quarter of 2012.

“2013 was a very successful year for BBSI as our company matured significantly over the past twelve months,” said Michael Elich, president and CEO of BBSI. “Part of this organizational maturation is to bring greater predictability to the model. One area of focus is how we consistently review our reserving practices for our workers’ compensation liabilities, while remaining aligned with our actuarial firm. During the quarter, we determined the need to increase this reserve as a result of our actuarial firm’s quarterly and annual review, in combination with insights provided through our new relationship with ACE Group to provide workers’ compensation coverage in California.

“BBSI is well positioned for continued strong revenue and earnings growth, and we remain committed to investing in our organization to ultimately support a much larger and more mature company. The proactive steps we are taking, and have taken over the past several years, aligns with our growth prospects for 2014 and beyond.”

Q4 and Full Year 2013 Conference Call

BBSI will conduct a conference call on Wednesday, February 5, 2014 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2013. The Company plans to report its financial results in a press release prior to the conference call.

BBSI’s President and CEO Michael Elich and CFO James Miller will host the conference call, followed by a question and answer period.

Date: Wednesday, February 5, 2014

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-877-941-2068

International dial-in number: 1-480-629-9712

Conference ID: 4663393

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=107533 and via BBSI’s investor relations section at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through March 5, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4663393

Reconciliation of Non-GAAP Financial Measures

In addition to the preliminary results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing expected non-GAAP gross revenues for the fourth quarter of 2013.

The Company reports its Professional Employer Service revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

A reconciliation of non-GAAP gross revenues to net revenues as reported on a preliminary basis is as follows:

	(Unaudited)
	Three Months Ended December 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2013	2012	2013	2012	2013	2012
Revenues:
Professional
employer services	$742,181	$562,850	$(634,774)	$(483,044)	$107,407	$79,806
Staffing services	37,118	33,856	-	-	37,118	33,856
Total revenues	$779,299	$596,706	$(634,774)	$(483,044)	$144,525	$113,662

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2012 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Company Contact:

Michael L. Elich

President and CEO

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com